Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop	Broadgate Consultants
	(480) 609-3330	(972) 612-8085	(212) 232-2222

Meritage’s Third Quarter 2003 New Orders Rise 37%
Company Sets Record for 3Q Orders, Closings and Backlog

•	$416 MILLION IN HOMES ORDERED – UP 36% FROM 2002 THIRD QUARTER

•	$381 MILLION IN REVENUE – UP 16% FROM 2002 THIRD QUARTER

•	$840 MILLION IN ORDER BACKLOG – UP 40% FROM 2002 THIRD QUARTER

     Dallas and Scottsdale, Arizona (October 7, 2003) – Meritage Corporation (NYSE: MTH) today announced record third quarter new orders, home closings and backlog.

Summary Operating Results

	As of and for the Quarter Ended September 30,
	(unaudited)
	$ Thousands			Homes

	2003	2002	% Change	2003	2002	% Change

Homes ordered	$415,518	$304,556	36%	1,546	1,129	37%
Homes closed	380,583	328,514	16%	1,464	1,311	12%
Order backlog	839,609	598,907	40%	3,217	2,292	40%

     “Meritage achieved another excellent quarter with sales, closings and backlog setting record third quarter levels,” stated John Landon, Co-Chairman and Co-Chief Executive Officer. “Our backlog of sold but unclosed homes at September 30, 2003 marked an all time record of 3,217 homes, with the dollar value up 40% compared to last year overall, and up 31% excluding Perma-Bilt, which was acquired during October 2002. As a result, we believe we are on track to meet or exceed our 2003 full-year goal of closing 5,600 homes for $1.4 billion in home sales revenue. This would represent a 26% increase from 2002 revenues, and a five-year CAGR of 40%.”

     “New orders were strong throughout the quarter, with the dollar value increasing 36% from the prior year’s third quarter overall and 26% excluding Perma-Bilt,” said Steve Hilton, Co-Chairman and Co-Chief Executive Officer. “This reflects our ability to expand Meritage’s operations, while we believe most of our smaller, private competitors are constrained by their lack of available land and capital. There were 151 active selling communities open at the end of the quarter, an increase of 10% from 137 communities at June 30, 2003 and an increase of 29% over the 117 active communities open at the end of last year’s third quarter.”

     “The order growth was led by a 44% rise in the value of Arizona orders and a 19% increase from our Texas operations. The value of orders in California during the quarter increased 18%, with several new communities starting sales during the quarter increasing the total by 50% to 15. Orders in Nevada, which we entered last year through our Perma-Bilt acquisition, were a testament to the continuing strong Las Vegas housing market. The average selling price of new orders was essentially flat, increasing in Texas while decreasing in Arizona and California,” concluded Hilton.

     Closing revenue during the quarter increased by 16% overall, but by only 2% excluding the contribution from Perma-Bilt, due mainly to a 32% decline in Arizona. This decrease resulted from the previously discussed delays in opening new communities in the latter half of 2002. The increase in the dollar value of new orders in Arizona of 37% and 44%, respectively, in the second and third quarters of this year as compared to last year’s quarters and the 39% increase in the dollar value of backlog at September 30, 2003 over last year’s quarter indicates that Arizona’s revenue growth should improve in the last quarter of 2003, and into 2004. Closing revenue increased by a healthy 31% in California and by 16% in Texas. The average selling price of homes closed increased by 4% overall, reflecting changes in the mix of homes closed and the inclusion of Perma-Bilt Homes. The average selling price increased in Texas and California and decreased in Arizona on homes closed during the quarter.

     “Meritage remains a leader in the homebuilding industry as we continue to grow organically in existing markets and successfully integrate acquisitions,” said Landon. “We continue to benefit from an environment of healthy demand driven by positive demographic factors coupled with relatively low levels of unsold housing inventory and historically low interest rates. Orders were strong throughout the quarter even with some fluctuations in interest rates, and we are encouraged by signs of improvement in the job market that we believe would further strengthen the demand picture. We remain confident that 2003 will be our 16th consecutive record year for Meritage and set the stage for another strong year in 2004,” concluded Landon.

     Meritage plans to release its 2003-third quarter earnings on Monday, October 20, 2003, after the closing of the NYSE. In conjunction with the earnings release, the Company will be holding a conference call which will be broadcast over the Internet on Tuesday, October 21, 2003 at 11:00 a.m. Eastern Time. The Domestic Dial-In Number for the call is 1-800-289-0726 and the International Dial-In Number is 1-913-981-5545.

About Meritage Corporation

     Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 26,000 homes in its 18 year history. The Company was recently ranked 11th on Fortune Magazine’s September 1, 2003 “Fastest Growing Companies in America” list, its third appearance in this category. In addition, Meritage has been named as the 14th largest builder in the U.S. for 2002 by Builder Magazine in their May 2003 issue and recently included in THE BLOOMBERG 100 “HOT STOCK”, compiled by Bloomberg Personal Finance Magazine in their February 2003 issue. The Company also has been ranked 4th by Forbes magazine its “200 Best Small Companies in America”. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com.

Meritage Corporation and Subsidiaries
Operating Data — Unaudited
($ in thousands)

	For The				As Of And For The
	Three Months Ended September 30				Nine Months Ended September 30

	2003		2002		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$

Homes Ordered:
Texas	730	156,020	641	130,799	2,404	498,757	1,575	302,051
Arizona	481	126,919	306	88,266	1,533	403,824	1,200	316,361
California	219	100,547	182	85,491	568	265,417	658	276,874
Nevada *	116	32,032	n/a	n/a	500	123,573	n/a	n/a

Total	1,546	415,518	1,129	304,556	5,005	1,291,571	3,433	895,286

Homes Closed:
Texas	741	153,333	692	132,129	1,988	405,089	1,431	258,571
Arizona	325	83,773	442	122,948	866	234,082	1,192	296,673
California	206	96,458	177	73,437	540	241,713	468	189,442
Nevada *	192	47,019	n/a	n/a	464	108,842	n/a	n/a

Total	1,464	380,583	1,311	328,514	3,858	989,726	3,091	744,686

Order Backlog:
Texas					1,501	312,567	1,185	232,487
Arizona					1,133	313,898	784	225,674
California					361	160,631	323	140,746
Nevada *					222	52,513	n/a	n/a

Total					3,217	839,609	2,292	598,907

*	Amounts are for Perma-Bilt Homes, acquired in October 2002.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of positive operating results during the remainder of 2003 and during fiscal 2004, including our ability to meet our 2003 full-year goals of closing 5,600 homes and growing revenue to $1.4 billion and our expectation of improved revenue growth in Arizona during the last quarter for 2003 and fiscal 2004 and our perception that improvements in the job market would strengthen demand for our homes. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended June 30, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #